Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President – Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK LOWERS PRODUCTION
AND EPS ESTIMATES CITING WEAK RETAIL MARINE MARKET

LAKE FOREST, Ill., July 20, 2007 – Brunswick Corporation (NYSE: BC) today announced it was lowering production of marine products in the second half of 2007 due to continued weakness in retail markets in the United States.
“Preliminary industry data indicates that retail sales are down by as much as 13 percent in our key category of sterndrive and inboard powered fiberglass boats in the second quarter, which historically represents the strongest period of the selling season,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy.  “In an effort to manage our pipeline inventories, we have been reducing both our production levels and our wholesale shipments of boats.  Through the first half of the year, wholesale shipments have been significantly below levels in the same period a year ago, as well as below 2007 retail sales.  Despite our actions, however, with the anemic retail demand for sterndrive and inboard fiberglass boats we have not made meaningful progress in reducing our pipeline inventories for these products.  We also see no reason to believe that retail trends will reverse in the second half of the year, which is the slowest period for boat sales.  As we go into the 2008 model year, which began July 1, commitments received from our dealers support our view of the retail environment.  To ensure the continued health of the company and that of our distribution network, we are reducing further production levels for both boats and engines.”
           The company said it will report its final financial results for the second quarter of 2007 on Thursday, July 26, before the market opens, but expects to report diluted earnings per share from continuing operations of $0.64 to $0.65.  Primarily due to the lower production levels planned for the second half of the year, the company is reducing its earnings estimate for 2007 to a range of $1.20 to $1.35 per diluted share from continuing operations.  This reflects the effect of lower sales and lower fixed-cost absorption from the production cuts, among other factors.  Previously, the company had estimated diluted earnings per share from continuing operations of $1.65 to $2.00 for 2007.

Conference Called Scheduled
The company said a conference call with investors has been scheduled for 10 a.m. CDT today, hosted by McCoy, Peter G. Leemputte, senior vice president and chief financial officer, and Kathryn J. Chieger, vice president - corporate and investor relations. The call will be broadcast over the Internet at http://www.brunswick.com .
To listen to the call, go to the Web site at least 15 minutes before the call to register, download and install any needed audio software.  Security analysts and investors wishing to participate via telephone should call 888-730-9138 (passcode: Brunswick).  Callers outside of North America should call +1-773-756-4700 to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight CDT Friday, July 27, 2007, by dialing 866-495-2417 if calling from the United States, or by dialing +1-203-369-1755 if calling from outside the United States. The replay will also be available at http://www.brunswick.com .
Forward-Looking Statements
Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of a weak economy and stock market on consumer confidence and thus the demand for marine, fitness, billiards and bowling equipment and products; competitive pricing pressures; the success of new product introductions; the ability to maintain market share in high-margin products; competition from new technologies; imports from Asia and increased competition from Asian competitors; the ability to obtain component parts from suppliers; the ability to maintain effective distribution; the financial strength of dealers, distributors and independent boat builders; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to maintain product quality and service standards expected by the company’s customers; the ability to successfully manage pipeline inventories; the success of global sourcing and supply chain initiatives; the ability to successfully integrate acquisitions; the ability to successfully complete announced divestitures; the success of marketing and cost management programs; the ability to develop product technologies that comply with regulatory requirements; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the impact of weather conditions on demand for marine products and retail bowling center revenues; shifts in currency exchange rates; adverse foreign economic conditions; and the impact of interest rates and fuel prices on demand for marine products. Additional factors are included in the company's Annual Report on Form 10-K for 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Cabo, Crestliner, Harris, Hatteras, Kayot, Laguna, Lowe, Lund, Maxum, Meridian, Ornvik, Palmetto, Princecraft, Quicksilver, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit http://www.brunswick.com .